                                 EXHIBIT (l)(2)

Form of Servicing Agreement with respect to Shareholder Services between Branch
   Banking and Trust Company and Universal Pensions, Inc. is filed herewith.

                                     FORM OF
                           TRADE PROCESSING AGREEMENT

This Agreement is entered into this _____day of ________, 2001, between Universal Pensions, Inc., a Minnesota corporation ("UPI"), BISYS Fund Services Ohio, Inc., an Ohio corporation ("BISYS") and BB&T Funds, a Massachusetts business trust (the " Fund Company").

UPI provides administrative services comprised of, but not limited to, recordkeeping, reporting and processing services (the "Administrative Services") to employee benefit plans (the "Plans"). Administrative Services for the Plans include processing and transfer arrangements for the investment and reinvestment of Plan assets in investment media specified by an investment adviser, sponsor or administrative committee of the Plans (a "Plan Representative") generally upon the direction of Plan beneficiaries. (the "Participants"). The Administrative Services are provided by UPI under service agreements with each Plan or the Plan's sponsor.

BISYS serves as transfer agent for the investment portfolios of the Fund Company that are identified on Schedule A attached hereto (the "Funds"), each of which is a series of the Fund Company.

UPI, BISYS and the Fund Company desire to facilitate the purchase and redemption of shares of the Funds (the "Shares") on behalf of the Plans and Participants through one or more accounts in each Fund (individually an "Account" and collectively the "Accounts") subject to the terms and conditions of this Agreement.

Accordingly, the parties hereto agree as follows:

         1. PERFORMANCE OF SERVICES. UPI agrees to perform the Administrative Services and functions with respect to Shares owned by the Plans and included in the Accounts. UPI agrees to perform the administrative functions and services specified in Schedule C attached hereto with respect to the shares of the Funds owned by the Plans and included in the Accounts (the "Services")

         2. PRICING INFORMATION. Each Fund or its designee will furnish UPI or its designee on each business day that the New York Stock Exchange is open for business ("Business Day"), with (i) net asset value information as at the close of trading (currently 4:00 p.m. Eastern Time) on the New York Stock Exchange or as at such earlier times at which a Fund's net asset value is calculated as specified in such Fund's prospectus ("Close of Trading"), (ii) dividend and capital gains information as it becomes available, and (iii) in the case of income Funds, the daily accrual for interest rate factor (mil rate). The Funds shall provide such information to UPI or its designee by 7:00 p.m. Eastern Time on the same Business Day.

         3. ORDERS AND SETTLEMENT. Upon the determination by UPI that instructions from Participants or Plan Representatives are in proper form, UPI will calculate order allocations among designated investment media and UPI or its designee will transmit to BISYS orders to purchase or redeem Shares for specified Accounts on the basis of those instructions. For purposes of this Agreement, instructions received by UPI shall be considered "in proper form" when all of the following conditions have been satisfied: (i) such instructions are clear and unambiguous, (ii) UPI has been advised by the Plan's trustee, custodian or other appropriate Plan Representative that good funds have been obtained with respect to instructions involving purchases of Funds, and (iii) UPI has had sufficient time to process the instruction in keeping with its usual processing procedures.

UPI agrees that orders for net purchases or net redemptions of Shares derived from instructions received in proper form by UPI from Participants or Plan Representatives prior to such time on any given Business Day as UPI shall determine in accordance with its standard practices and procedures ("UPI Cutoff Time") will be processed that same evening and transmitted to BISYS or its designee by 9:00 a.m. Eastern Time on the next Business Day. UPI agrees that payment for net purchases of Shares attributable to all orders executed for the Accounts on a given Business Day will be wired by UPI or its designee on the same Business Day such purchase orders are transmitted to BISYS or its designees no later than 5:00 p.m. Eastern Time to a custodial account designated by BISYS. BISYS agrees that payment for net redemptions of Shares attributable to all orders executed for the Accounts on a given Business Day will be wired by BISYS on the same-Business Day such redemption orders are transmitted to BISYS or its designee no later than 6:00 p.m. Eastern Time to a custodial account designated by UPI.

Subject to UPI's compliance with the foregoing, UPI will be considered agent for the Fund Company and the Business Day on which instructions are received in proper form by UPI from Participants or Plan Representatives by the UPI Cutoff Time will be the date as of which Shares will be purchased and redeemed as a result of such instructions. Instructions received in proper form by UPI from Participants or Plan Representatives after the UPI Cutoff Time on any given Business Day shall be treated as if received on the next following Business Day. Dividends and capital gains distributions will be automatically reinvested at net asset value in accordance with each Fund's then current prospectus.

         4. ACCOUNT INFORMATION. BISYS will provide to UPI or its designee: (a) daily confirmations of Account activity within one Business Day after each day on which a purchase or redemption of Shares is effected for the particular Account, (b) monthly statements detailing activity in each Account within fifteen Business Days after the end of each month, and (c) such other reports as may be reasonably requested by UPI.

         5. MAINTENANCE OF RECORDS. Each party shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Administrative Services and in making Shares available to the Plan(s). Upon the request of BISYS, UPI shall provide copies of all the historical records relating to transactions between the Funds and the Plan(s), written communications regarding the Funds to or from the Plan(s) and other materials, in each case (i) as are maintained by UPI in the ordinary course of its business, (ii) as may reasonably be requested to enable the Fund Company, BISYS, or Us their representatives, including without limitation their auditors or legal counsel, to (a) monitor and review the Administrative Services, (b) comply with any request of a governmental body or self-regulatory organization or a Plan, (c) verify compliance by UPI with the terms of this Agreement, (d) make required regulatory reports or (e) perform general customer supervision. UPI agrees that it will permit the Fund Company, BISYS or such representatives to have reasonable access to its personnel and records in order to facilitate the monitoring of the quality of the Administrative Services. Upon the request of UPI, BISYS and the Fund Company shall provide copies of all the historical records relating to transactions between the Funds and the Plans and/or Accounts, written communications regarding the Funds to or from such Plan(s) and other materials, in each case
(i) as are maintained by BISYS and the Funds in the ordinary course of their business and in compliance with applicable law, and (ii) as may reasonably be requested to enable UPI, or its representatives, including, without limitation, its auditors or legal counsel, to (a) comply with any request of a governmental body or self-regulatory organization or a Plan, (b) verify compliance by BISYS and the Fund Company with the terms of this Agreement, (c) make required regulatory reports, or (d) perform general customer supervision. The parties agree to cooperate m good faith in providing records to one another pursuant to this Section 5.

         6. COMPLIANCE WITH LAWS. At all times, UPI shall comply with all laws, rules and regulations applicable to it by virtue of entering into this Agreement. Whether or not required by applicable law, UPI agrees to use reasonable efforts to arrange for the delivery of prospectuses to Plan Representatives. The parties agree that UPI may satisfy the prospectus delivery requirements by making an agreement with Plan Representatives. The Fund Company shall reimburse UPI for its reasonable, documented costs of supplies incurred in effecting such delivery. At all times, BISYS and the Fund Company shall comply with all laws, rules and regulations applicable to them by virtue of entering into this Agreement.

         7.  DISPUTES.

         (a) In order to attempt to promptly resolve disputes arising under this Agreement, the parties agree that the conciliation procedures set forth below shall be utilized prior to either party instituting legal proceedings against the other, except as described in Section 7(c).

         (b) In the event a disagreement or dispute shall arise among the parties, the aggrieved party shall provide the other parties with written notice setting forth the nature of the problem. Within 15 days after receipt of that notice, each party will promptly appoint a designated officer or other authorized representative to meet for the purpose of endeavoring to resolve the disagreement or dispute as promptly as possible. They shall continue to meet in accordance with a schedule they determine until the problem shall be resolved; provided, however, that if the problem is not resolved within 20 days after the first meeting (the "Conciliation Period"), any party shall be free to pursue its remedies at law or in equity, consistent with the terms of this Agreement, unless all parties shall agree in writing to extend the Conciliation Period.

         (c) Any party, before, during or following the Conciliation Period, may
             (i) institute legal proceedings to the extent such institution is necessary to preserve the timeliness of an action, or (ii) apply to a court having jurisdiction for a temporary restraining order, preliminary injunction or other equitable relief, where such relief is necessary to protect its interests notwithstanding the conciliation described in this Section 7.

         (d) No party may disclose the existence, proceedings or results of any conciliation hereunder without the prior written consent of the other parties.

         8. OPERATIONS OF FUNDS. In no way shall the provisions of this Agreement limit the authority of any Fund or BISYS to take such lawful action as it may deem appropriate or advisable in connection with all matters relating to the operation of such Fund and the sale of its Shares. In no way shall the provisions of this Agreement limit the authority of UPI to take such action as it may deem appropriate or advisable in connection with all matters relating to the provision of Administrative Services or the shares of funds other than the Funds offered to the Plans.

         9. REPRESENTATIONS WITH RESPECT TO THE FUNDS. UPI and its agents shall not make representations concerning a Fund or its Shares.

         10. EXPENSES.

         (a) Except as otherwise provided in this Agreement, each party shall bear all expenses incidental to the performance of its obligations under this Agreement.

         (b) Each Fund shall pay the cost of registration of its shares with the Securities and Exchange Commission and in states where required. Each Fund shall distribute or cause to be distributed to UPI its proxy material, periodic Fund reports to shareholders and other material as such Fund may be required by law to be sent to shareholders of the Fund. The cost of preparing and printing this material shall be paid by the Fund Company. To the extent required by applicable law, UPI shall deliver or, arrange for the delivery of such material to Plan Representatives. The Fund Company shall reimburse UPI for its reasonable, actual out-of-pocket expenses incurred in effecting such delivery.

         11. RELATIONSHIP OF PARTIES. Except to the extent provided in this Agreement, it is understood and agreed that all Administrative Services performed hereunder by UPI shall be as an independent contractor and not as an employee or agent of BISYS or the Fund Company, and none of the parties shall hold itself out as an agent of any other party with the authority to bind such party.

         12. USE OF NAMES. Except as otherwise expressly provided for in this Agreement, UPI shall not use, nor shall it allow its employees or agents to use, the name or logo of BISYS or the Fund Company, any affiliate of BISYS or the Fund Company, or any products or services sponsored, managed, advised, administered, or distributed by BISYS or the Fund Company or any of their affiliates, for advertising, trade or other commercial or noncommercial purposes without the express prior written consent of BISYS or the Fund Company, as applicable. Except as otherwise expressly provided for in this Agreement, neither BISYS nor the Fund Company shall allow its respective employees or agents to use the name or logo of UPI, any affiliate of UPI, or any products or services sponsored or offered by UPI or any of its affiliates, for advertising, trade or other commercial or noncommercial purposes without the express prior written consent of UPI.

         13. INSURANCE AND BONDING. UPI, BISYS and the Fund Company agree to maintain errors and omissions (or equivalent) insurance coverage with limits of not less than two million dollars.

         14. FEES.

         (a) In consideration of UPI's performance of the Services, the Fund Company agrees to pay UPI the fees described in Schedule B ("Administrative Fees").

         (b) The parties agree that the Administrative Fees are for administrative services only and do not constitute payment in any manner for investment advisory or distribution services.

         (c) The Fund Company will make payment to UPI the applicable fees due UPI with respect to each month within 30 days after the end of such month. Each invoice will be accompanied by a statement showing the calculation of the Administrative Fees.

         15. TERMINATION. This Agreement may be terminated by any party hereto at any time upon at least 180 days' written notice. After termination of this Agreement, no fee shall be due with respect to any Shares that are purchased and held by Plans after the date of termination. Notwithstanding such termination, however, the Fund Company will remain obligated to pay UPI the fee with respect to each Share that was considered in the calculation of the fees as of the date of termination for so long as such Shares are held by the Plans and UPI continues to provide services to the Plans. This Agreement, or any provision thereof, shall survive the termination to the extent necessary for each party to perform its obligations with respect to Shares for which a fee continues to be due subsequent to such termination.

         16. INDEMNIFICATION.

         (a) UPI agrees to indemnify and hold harmless BISYS, the Fund Company, the Fund Company's investment advisors, the Fund Company's administrators, and each of their affiliates, directors, officers, employees, agents and each person, if any, who controls them within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), against any losses, claims, damages, liabilities or expenses to which an indemnitee may become subject insofar as those losses, claims, damages, liabilities or expenses or actions in respect thereof, arise directly out of or are based upon (i) UPI's negligence or willful misconduct in performing the Administrative Services, (ii) any breach by UPI of any material provision of this Agreement, or (iii) any breach by UPI of a representation, warranty or covenant made in this Agreement; and UPI will reimburse the indemnitees of any legal or other expenses reasonably incurred, as incurred; by them in connection with investigating or defending such loss, claim or action. This indemnity agreement will be in addition to any liability which UPI may otherwise have.

         (b) BISYS agrees to indemnify and hold harmless UPI and each of its affiliates, directors, officers, employees, agents and each person, if any, who controls UPI and who suffers a loss within the meaning of the Securities Act against any losses, claims, damages, liabilities or expenses to which an indemnitee may become subject insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise directly out of or are based upon (i) any breach by BISYS of any material provision of this Agreement, (ii) BISYS's negligence or willful misconduct in carrying out its duties and responsibilities under this Agreement, or (iii) any material breach by BISYS of a representation, warranty or covenant made in this Agreement; and BISYS will reimburse the indemnitees for any legal or other expenses reasonably incurred, as incurred, by them in connection with investigating or defending any such material loss, claim or action. This indemnity agreement will be in addition to any liability which BISYS may otherwise have.

         (c) The Fund Company agrees to indemnify and hold harmless UPI and each of its affiliates, directors, officers, employees, agents and each person, if any, who controls UPI and who suffers a loss within the meaning of the Securities Act against any losses, claims, damages, liabilities or expenses to which an indemnitee may become subject insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise directly out of or are based upon (i) any intentional untrue statement or alleged undue statement of any material fact contained in the Registration Statement or Prospectus of a Fund, or the intentional omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (ii) any breach by the Fund Company of any material provision of this Agreement, (iii) the Fund Company's negligence or willful misconduct in carrying out its duties and responsibilities under this Agreement,, or (iv) any material breach by the Fund Company of a representation, warranty or covenant made in this Agreement; and the Fund Company will reimburse the indemnitees for any legal or other expenses reasonably incurred, as incurred, by them in connection with investigating or defending any such material loss, claim or action. This indemnity agreement will be in addition to any liability which the Fund Company may otherwise have.

         (d) Promptly after receipt by an indemnitee under this Section 16 of notice of the commencement of an action, the indemnitee will, if a claim in respect thereof is to be made against the indemnitor, notify the indemnitor of the commencement thereof in accordance with the provisions of Section 17 hereof within 7 days after the summons or other first legal process shall have been served, unless within such 7 days the indemnitor shall have been served in the same action, in which case such notification may be given within 60 days provided that the omission so to notify the indemnitor will not relieve it from any liability that it may have to any indemnitee under this Section 16 except to the extent that the indemnitor has been prejudiced in any material respect by such failure. The omission so to notify the indemnitor will not relieve it from any liability that it may have to any indemnitee otherwise than under this Section 16. If any such action is brought against any indemnitee and it notifies the indemnitor of the commencement thereof, the indemnitor will be entitled to assume the defense thereof with counsel reasonably-satisfactory to the indemnitee, and the defendant or defendants in such action entitled to indemnification hereunder shall have the right to participate in the defense or preparation of the defense of any such action. In the event the indemnitor does elect to assume the defense of any such action, and to retain counsel of good standing, the defendant or defendants in such action shall bear the fees and expenses of any additional counsel retained by any of them; but in case the indemnitor does not elect to assume the defense of. any such action, the indemnitor will reimburse the indemnitee(s) named -a defendant or defendants in such action for the fees and expenses of one single additional counsel agreed upon by them. If the indemnitor assumes the defense of any such action, the indemnitor shall not, without the prior written consent of the indemnitee(s), settle or compromise the liability of the indemnitee(s) in such action, or permit a default or consent to the entry of any judgment in respect thereof, unless in connection with such settlement, compromise or consent each indemnitee receives from such claimant an unconditional release from all liability in respect of such claim.

         (e) Neither party shall be liable for any special, indirect, incidental or consequential damages of any nature or kind, or losses of third parties of any nature or kind.

         17. NOTICE. Each notice required by this Agreement shall be given in writing and delivered personally or mailed by certified mail or courier service to the other party at the following address or such other address as each party may give notice to the other:

         If to UPI, to:

         Universal Pensions, Inc.
         Attn: Thomas G.  Anderson
         President
         431 Golf Course Drive
         Brainerd, MN 56401

         If to BISYS, to:

         BISYS Fund Services
         3435 Stelzer Road
         Suite 1000
         Columbus, Ohio 43019
         ATTN: President

         If to the Fund Company, to:

         BB&T Mutual Funds
         437 Fayetteville St., 29th Floor
         PO Box 29576
         Raleigh, NC 27626-0576
         Attn: Trip Purcell, Sr.  Vice President

A notice given pursuant to this Section 17 shall be deemed given immediately when delivered personally, three days after the date of certified mailing, and one day after delivery by courier service.

         18. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota applicable to agreements fully executed and to be performed therein. .

         19. ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS. Each party represents that it is free to enter into this Agreement and that by doing so it will not breach or otherwise impair any other agreement or understanding with any other person, corporation or other entity. UPI further represents, warrants, and covenants that:

         (i) it has full power and authority under applicable law, and has taken all action necessary to enter into and perform this Agreement;

         (ii) the arrangements provided for in this Agreement will be disclosed to the Plans upon the request of their Plan Representatives.

         (iii) it will not be a "fiduciary" of the Plan(s) with respect to .the provision of the Administrative Services or with respect to the Plans purchase of shares, as such term is defined in Section 3(21) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code");

         (iv) it is not required to be registered as a broker-dealer under the 1934 Act and any applicable state securities laws, including as a result of entering into and performing the Services set forth in this Agreement; and.

         (v) in no event will any of the services provided hereunder be intended to result in the sale of Fund shares.

         BISYS further represents, warrants; and covenants that:

         (i) it has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement; and

         (ii) it is registered as a transfer agent under the Securities Exchange Act of 1934.

         The Fund Company further represents, warrants, and covenants that:

         (i) it has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement; and

         (ii) it is a registered an investment company under the Investment Company Act of 1940 and Fund Shares are registered under the Securities Act of 1933.

         20. COMPLETE AGREEMENT. This Agreement contains the full and complete understanding of the parties and supersedes all prior representatives, promises, statements, arrangements, agreements, warranties and understandings between the parties with respect to the subject matter hereof, whether oral or written, express or implied.

         21. MODIFICATION. This Agreement may be modified or amended, and the terms of this Agreement may be waived, only by a writing signed by each of the parties.

         22. FORCE MAJEURE. Neither party shall be liable to the other for any delay or failure in performance caused by acts beyond the nonperforming party's reasonable control, including without limitation, acts of God or public enemy, act of any military, civil or regulatory authority, change in any law or regulation, fire, flood, tornado, earthquake or storm, or other like event, disruption or outage of communications, power or other utility, labor strikes, or any other cause, whether similar or dissimilar to any of the foregoing, which could not have been prevented by the nonperforming party with reasonable care.

         23. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

         24. ASSIGNMENT. This Agreement shall not be assigned by a party hereto, without the prior written consent of the other parties hereto, except that a party may assign this Agreement to an affiliate having the same ultimate ownership as the assigning party without such consent.

         25. SURVIVAL. The provisions of Sections 5, 12, 13 and 16 shall survive termination of this Agreement.

         26. NON-EXCLUSIVITY. Each of the parties acknowledges and agrees that this Agreement and the arrangement described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

         27. BINDING EFFECT. This Agreement has been executed on behalf of the Funds by the undersigned officer of the Fund Company in his or her capacity as an officer of the Fund Company. It is expressly agreed that the obligations of the Fund Company hereunder. shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Fund Company personally, but shall bind only the property of the Fund Company. The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Fund Company; acting as such, and neither such authorization by the Fund Company nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Fund Company as provided in the Fund Company's Agreement and Declaration of Trust.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of this _____ day of ______, 2001.

                                      UNIVERSAL PENSIONS, INC.

                                      By:
                                         --------------------------------------
                                      Its:
                                          -------------------------------------

                                      BISYS FUND SERVICES OHIO, INC.
                                      By:
                                         --------------------------------------
                                      Its:
                                          -------------------------------------

                                      BB&T FUNDS
                                      By:
                                         --------------------------------------
                                      Its:
                                          -------------------------------------

                            SCHEDULE A List of Funds

CLASS A SHARES OF THE FOLLOWING FUNDS:

BB & T Large Company Value Fund
BB & T Balanced Fund
BB & T Large Company Growth Fund
BB &. T Small Company Growth Fund
BB & T International Equity Fund
BB & T Equity Index Fund
*BB & T CAPITAL APPRECIATION FUND
*BB & T MID CAP VALUE FUND
BB & T Intermediate U.S. Government Bond Fund
BB & T Intermediate Corporate Bond Fund
BB & T Prime Money Market Fund
BB & T U.S. Treasury Money Market Fund
BB & T Capital Manager Conservative Growth Fund
BB & T Capital Manager Moderate Growth Fund
BB & T Capital Manager Growth Fund
*BB & T Capital Manager Aggressive Fund.

* THE SHARES IN THESE FUNDS MAY BE INCLUDED UNDER THIS AGREEMENT UPON CONFIRMATION BY UPI (INCLUDING RECEIPT OF THE CUSIP NUMBER) THAT THE SHARES ARE ELIGIBLE TO BE TRADED THROUGH THE NSCC. IN ADDITION, CLASS C SHARES OF THE FORGOING FUNDS MAY BE INCLUDED UNDER THIS AGREEMENT, WHEN AVAILABLE AND UPON CONFIRMATION BY UPI (INCLUDING RECEIPT OF THE CUSIP NUMBER) THAT THE SHARES ARE ELIGIBLE TO BE TRADED THROUGH THE NSCC AND VERIFICATION BY UPI THAT THERE ARE NO RESTRICTIONS OR OTHER LIMITATIONS RELATING TO THE CLASS C SHARES THAT WOULD EFFECT UPI'S ABILITY TO PROCESS INSTRUCTIONS RELATING TO THE SHARES PURSUANT TO THIS AGREEMENT.

                                   SCHEDULE B
                                  FEE SCHEDULE

BB & T agrees to pay UPI the following Administrative Fees:

[ ] ____% per annum of the average daily aggregate net asset value of shares of the Funds designated in Schedule A held by P]an during each month.

         The Administrative Fee payable each month with respect to a Fund shall be an amount equal to the average daily net assets invested in such Fund during the month MULTIPLIED by the applicable per annum rate described above MULTIPLIED by a fraction the numerator of which is the number of days in the month and the denominator of which is 365.

[X] $13.00 per annum multiplied by the number of Plan participant accounts (i.e., the number of Funds in which a Plan participant has elected to invest) and prorated based on the period of time amounts are invested in a particular Fund or Funds.

                                   SCHEDULE C
                                  DUTIES OF UPI

1. RECORDKEEPING, REPORTING AND PROCESSING. UPI shall provide Administrative Services including, but not limited to, recordkeeping, reporting, processing and transfer arrangements for the purchase and redemption of Shares for Plan Accounts. UPI shall maintain a record of the number of Shares held by the Plan Accounts and maintain subaccounting records, which include each Participant's name, address, taxpayer identification number and interest in Fund Shares.

2. PARTICIPANT SERVICES. UPI shall respond to all inquiries and other communications from the Participants and Plan Representatives, assist Participants with the establishment and maintenance of shareholder accounts and records, and such other services as BISYS may reasonably request relating to the Funds or Plan Accounts in the Funds, and any other matters relating to UPI's duties hereunder.

3. MAILING COMMUNICATIONS. UPI shall comply with the laws applicable to mailing communications to Plan Representatives in accordance with Section 6 and Section 10(b) of this Agreement.